Calculation of Filing Fee Tables
S-4
FIRST BUSEY CORP /NV/
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock. par value $0.001 per share	Other	34,573,923		$ 837,025,622.40	0.0001531	$ 128,148.62
Fees to be Paid	2	Equity	Series A Non-Cumulative Perpetual Preferred Stock, par value $0.001 per share	Other	7,750		$ 7,750,000.00	0.0001531	$ 1,186.53
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 844,775,622.40		$ 129,335.15
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 129,335.15
Offering Note
[1]	The number of shares of common stock, par value $0.001 per share, of First Busey Corporation ("Busey" and, such shares, the "Busey common stock") being registered is based upon (i) an estimate of the maximum number of shares of common stock, par value $0.01 per share, of CrossFirst Bankshares, Inc. ("CrossFirst" and, such shares, the "CrossFirst common stock") outstanding as of October 11, 2024 or issuable or expected to be exchanged in connection with the merger of CrossFirst with and into Busey), with Busey as the surviving corporation (the "merger"), pursuant to the Agreement and Plan of Merger, dated as of August 26, 2024, by and between Busey and CrossFirst (the "merger agreement"), which collectively equal to 51,796,140, multiplied by (ii) the exchange ratio of 0.6675 of a share of Busey common stock for each share of CrossFirst common stock. Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The maximum aggregate offering price is (i) the average of the high and low prices of CrossFirst common stock as reported on the NASDAQ Global Select Market on October 14, 2024 ($16.16 per share) multiplied by (ii) the estimated maximum number of shares of CrossFirst common stock to be converted in the merger (51,796,140). Represents the maximum number of shares of Series A Non-Cumulative Perpetual Preferred Stock, par value $0.001, of Busey ("new Busey preferred stock") to be issued to holders of record of CrossFirst's Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share ("CrossFirst preferred stock") in the merger. This number is based on the total number of shares of CrossFirst preferred stock outstanding as of October 11, 2024, and the exchange of each such share for one share of new Busey preferred stock, pursuant to the merger agreement.

[2]	Represents the maximum number of shares of Series A Non-Cumulative Perpetual Preferred Stock, par value $0.001, of Busey ("new Busey preferred stock") to be issued to holders of record of CrossFirst's Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share ("CrossFirst preferred stock") in the merger. This number is based on the total number of shares of CrossFirst preferred stock outstanding as of October 11, 2024, and the exchange of each such share for one share of new Busey preferred stock, pursuant to the merger agreement. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act. The aggregate offering price is (x) the book value per share of the CrossFirst preferred stock as of October 14, 2024 ($1,000) multiplied by (y) the maximum number of shares of CrossFirst preferred stock to be converted in the merger (7,750).